Exhibit 99.2
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in Amendment No. 1 to the Registration Statement of M&T Bank Corporation on Form S-4 and in the Proxy Statement/Prospectus of M&T Bank Corporation, which is part of the Registration Statement, of our opinion dated October 31, 2010 appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Wilmington Trust’s Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Wilmington Trust’s Reasons for the Merger; Recommendation of Wilmington Trust’s Board of Directors,” and “The Merger—Opinions of Wilmington Trust’s Financial Advisors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Gary Shedlin
Gary Shedlin
Vice Chairman

New York, New York
February 7, 2011